UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2006 (September 29, 2006)

SPACEDEV, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	000-28947	84-1374613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13855 Stowe Drive, Poway, California	92064
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 375-2030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Explanatory Note - This Amendment No. 1 to Form 8-K is being filed solely for the purpose of re-filing the amendment made to Exhibit 99.2 (Security Agreement dated as of September 29, 2006) to include the inactive subsidiaries of SpaceDev, Inc. (a Colorado corporation):
- SpaceDev, Inc. (an Oklahoma corporation); and ,
- Dream Chaser, Inc. (a Deleware corporation).

On September 29, 2006, SpaceDev, Inc. (the “Company,” “we,” or “us”), and our wholly-owned subsidiaries, SpaceDev, Inc. (an Oklahoma corporation), Starsys, Inc., and Dream Chaser, Inc. entered into a $5,000,000 financing arrangement through Laurus Master Fund, Ltd. (“Laurus”). The terms and conditions of the proposed financing, which acts as a revolving credit facility (the “Facility”), are as follows:

The financing is effected through a revolving note for up to $5,000,000, although the exact principal balance at any given time will depend on draws made by us on the Facility. We will be allowed to borrow against the Facility under an investment formula based on accounts receivable at an advance rate equal to 90% of eligible receivables and 50% of eligible inventory capped at the lesser of: $1,000,000; or, 50% of eligible accounts receivable of which no more than $500,000 in the form of work-in-process inventory.

The Facility bears interest at a rate equal to prime plus 2%. This rate will be increased or decreased on the date the Prime Rate is adjusted. Interest is payable monthly, which will commence in October 2006. Interest is due on the first business day of each month through maturity. The term of the Facility is three (3) years from the closing date.

Laurus received 310,009 shares of our restricted common stock at $1.13 per share valued at $350,000 at closing. The value of these shares was determined based on the average trading price for the stock during the preceding ten (10) business days. We will issue additional restricted shares of our common stock worth, in the aggregate, $200,000, to Laurus on each anniversary date of the Facility, if the Facility remains in place. Value of these additional shares will be based on the preceding ten (10) business day average trading price.

All common stock issued under the Facility agreements will bear restrictions under Rule 144 of the Securities Act of 1933, as amended, which means that Laurus will not be able to trade in the shares at all during the first year after issuance and will be subject to the trading volume restrictions of Rule 144(d) for the second year after issuance. According to the Facility agreements, Laurus will be entitled to trade an amount not in excess of 10% of the daily trading volume, to the extent that 10% would exceed the Rule 144 restrictions, and will be subject to the lower amount allowed by the Rule. Laurus has piggyback registration rights subject to certain underwriters’ restrictions, but will not be entitled to demand registration of any of the shares received under the Facility.

The Facility is not convertible into any class of our securities at any time during its term. In addition, Laurus is strictly prohibited from engaging in any short sales of our common stock during the term of the Facility.

The Facility is a secured debt, the collateral for which represents our property and assets now owned or subsequently acquired, including intangible properties such as intellectual property. This includes property owned by our subsidiaries that are also party to the Facility. The Facility contains certain default provisions. In the event of a default by us, we will also be required to pay an additional fee per month until the default is cured. Laurus has the option of accelerating the entire principal balance and requiring us to pay a premium in the event of an uncured default.

The Facility requires us to deposit all funds (other than certain refundable deposits) into a lockbox facility that will be swept on a daily basis to reduce any outstanding Facility balance. Any funds in excess of any outstanding Facility balance will be transferred to us on a daily basis.

We paid certain costs associated with our legal fees and expenses in structuring the Facility and conducting due diligence in this matter of $7,500. In addition, we paid a finder’s fee in the amount of $35,000 as well as a facility fee of 3.5% ($140,000) of the Facility amount at closing to Laurus.

On June 3, 2003, we entered into a revolving credit facility with Laurus, which subsequently expired on June 3, 2006 with a zero balance and after all obligations had been met. We then began negotiations on the new revolving credit facility, which reflects our current position. For more information on the facility dated June 3, 2003, please reference our Form 8-K filed on June 18, 2003.

Item 9.01.              Financial Statements and Exhibits.

(c) Exhibits.

99.1	Secured Revolving Note dated as of September 29, 2006
99.2	Security Agreement dated as of September 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SPACEDEV, INC.

Date: October 10, 2006   By: /s/ RICHARD B. SLANSKY
                        Richard B. Slansky
                        President & Chief Financial Officer